 Exhibit 99.2

Bio-Path Holdings Engages PondelWilkinson for Retail Investor Relations Program

March 29, 2012; HOUSTON, TX – Bio-Path Holdings, Inc., (OTC BB: BPTH) (“Bio-Path”), a biotechnology company developing a liposomal delivery technology for nucleic acid cancer drugs, today announced that it has entered into a services agreement with Los Angeles-based investor relations firm PondelWilkinson to assist the Company in implementing an investor and public relations program geared to the individual retail investment community.

PondelWilkinson is experienced in fostering a long-term, credible foundation among the retail investment community for its client companies. The firm will launch a scalable investor relations program to build awareness for Bio-Path among individual investors, leveraging the Company’s recent clinical successes and future milestones. Formed in 1968 and under present management since 1986, PondelWilkinson is experienced in representing emerging oncology-focused biotech/life science companies, and tailors programs that combine traditional public relations/media relations, “new” media, and investor relations. This unique combination of skills has been a differentiating strategy that is expected to be deployed on behalf of Bio-Path.

Bio-Path also has an active services communications engagement with Rx Communications, LLC, based in New York City, for communications strategy and interface targeted to institutional investors, investment banking firms and industry analysts. The Company intends to continue working with Rx Communications to address these investor and industry segments, which are expected to play a significant future role in the Company’s shareholder mix as Bio-Path advances development of its lead drug candidate.

“Increasing shareholder value is a top priority at Bio-Path and we are very excited about PondelWilkinson joining our communications team,” said Peter Nielsen, President and Chief Executive Officer of Bio-Path. “Increasing awareness of the Bio-Path story, including our recent clinical success and the potential of the company, to both the individual and institutional investor communities is an important mission and we believe we have aligned ourselves with high quality professionals to achieve our goals.”

About Bio-Path’s Delivery Technology

Bio-Path’s drug delivery technology involves microscopic-sized liposome particles that distribute nucleic acid drugs systemically and safely throughout the human body, via simple intravenous infusion. The delivery technology can be applied both to single stranded (antisense) nucleic acid compounds and double stranded (siRNA) with the potential to revolutionize the treatment of cancer and other diseases where drugable targets of disease are well characterized. Bio-Path also anticipates developing liposome tumor targeting technology, representing next-generation enhancements to the Company’s core liposome delivery technology.

About Growth Receptor Bound protein-2 (Grb-2)

The adaptor protein Growth Receptor Bound protein-2 (Grb-2) is essential to cancer cell signaling because it is utilized by oncogenic tyrosine kinases to induce cancer progression. Suppressing the function or expression of Grb2 should interrupt its vital signaling function and have a therapeutic application in cancer. BP-100.1.01 is a neutral-charge, liposome-incorporated antisense drug substance designed to inhibit Grb-2 expression.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing its proprietary liposomal delivery technology designed to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion. Bio-Path’s lead product candidate, Liposomal Grb-2, is in a Phase I study for blood cancers. Bio-Path’s second drug candidate, also a liposomal antisense drug, is ready for the clinic where it will be evaluated in lymphoma and solid tumors.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.biopathholdings.com.

Contact Information:

Peter Nielsen

President & Chief Executive Officer

Tel 832.971.6616

Rhonda Chiger (institutional investors and analysts)

Rx Communications Group, LLC

917-322-2569

rchiger@rxir.com

Roger Pondel (individual, retail investors)

Pondel/Wilkinson Inc.

310-279-5980

RPondel@pondel.com

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